Exhibit 99.1

Avon Reports Fourth-Quarter and Full-Year 2014 Results

Fourth-Quarter Revenue Down 12%; Up 5% in Constant Dollars[1]

Fourth-Quarter Operating Margin 7.3%, Up from (0.6)% in 2013

Fourth-Quarter Adjusted[1] Operating Margin 9.3%, Up from 8.2% in 2013

Full-Year Revenue Down 11%; Relatively Unchanged in Constant Dollars

Full-Year Operating Margin 4.5%, Up from 4.3% in 2013

Full-Year Adjusted Operating Margin 8.3%, Up from 7.9% in 2013

NEW YORK, February 12, 2015 - Avon Products, Inc. (NYSE: AVP) today reported fourth-quarter and full-year 2014 results. “While progress against our financial goals in 2014 was slower than I would have liked, I am pleased with the sequential improvements we made in several key markets and categories in the second half of the year. We have stronger management teams across our key markets and better discipline in executing consistently against Avon’s core processes,” said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. “Going into 2015, we intend to build on that momentum. However, based on strengthening of the U.S. dollar, we expect the impact of foreign currency on our reported results to be significant. We are working to mitigate as much of the impact as possible. Avon has weathered emerging market cycles in the past and I’m confident we will do so again.”
Fourth-Quarter 2014 (compared with fourth-quarter 2013)
For the fourth quarter of 2014, total revenue of $2.3 billion decreased 12%, but increased 5% in constant dollars. Total units decreased 3%, and price/mix was up 8% during the quarter. Active Representatives2 were down 4%, while average order2 increased 9%.
Beauty sales declined 14%, but increased 5% in constant dollars. Fashion & Home sales declined 13%, but increased 1% in constant dollars.
Fourth-quarter 2014 gross margin was 60.7%, and Adjusted gross margin was 60.8%. Adjusted gross margin was 40 basis points lower than the prior-year quarter, primarily due to the unfavorable impact of foreign exchange driven by Europe, Middle East & Africa and Latin

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America, and higher supply chain costs, primarily from high-inflation countries. This was partially offset by the favorable net impact of mix and pricing, primarily due to inflationary pricing in Latin America.
Operating profit was $170 million, and operating margin was 7.3% in the quarter. Adjusted operating profit was $217 million, and Adjusted operating margin was 9.3%, up 110 basis points from the fourth quarter of 2013. Adjusted operating margin was favorably impacted by the benefit of Value Added Tax (“VAT”) credits in Brazil, as well as benefits from the Company’s cost savings initiatives. These benefits were partially offset by the negative impact of foreign currency transaction costs and translation adjustments, which reduced Adjusted operating margin by approximately 260 basis points.

Fourth-quarter 2014’s effective tax rate from continuing operations was 446.6%, negatively impacted by the recognition of a non-cash income tax charge associated with the Company’s deferred tax assets in the fourth quarter. The Adjusted effective tax rate was 37.2% for the fourth quarter of 2014, compared with 21.6% for the fourth quarter of 2013.

Fourth-quarter 2014’s net loss from continuing operations was $330 million, or a loss of $0.75 per diluted share, compared with a net loss from continuing operations of $68 million, or a loss of $0.16 per diluted share, for the fourth quarter of 2013. Fourth-quarter 2014’s Adjusted net income from continuing operations was $89 million, or $0.20 per diluted share, compared with Adjusted net income from continuing operations of $151 million, or $0.34 per diluted share, for the fourth quarter of 2013. Foreign currency transaction costs and translation adjustments reduced fourth-quarter Adjusted earnings per diluted share by approximately $0.22.

As compared with the prior-year period, foreign currency has impacted the Company’s financial results as shown in the table below:

Approximate Impact of Foreign Currency
	Fourth-Quarter 2014	FY 2014
Total revenue	(17) pts	(11) pts
Adjusted operating profit ($ millions)	$(110)	$(315)
Adjusted operating margin	(260) bps	(220) bps
Adjusted diluted EPS from continuing operations	$(0.22)	$(0.53)

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Adjustments to Fourth-Quarter 2014 GAAP Results to Arrive at Adjusted Results
During the fourth quarter of 2014, the following items had an aggregate impact of $0.95 per diluted share on the financial results:

•
The Company recorded a non-cash income tax charge of approximately $405 million, or $0.92 per diluted share, primarily as a result of lower projected foreign source income available to realize the Company’s deferred tax assets. This was driven by the recent foreign currency devaluations, which have lowered our profits from foreign subsidiaries.

•
The Company recorded costs to implement restructuring within operating profit of approximately $38 million pre-tax, or $0.06 per diluted share, primarily related to the Company’s $400 Million Cost Savings Initiative.

•
During the first quarter of 2014, the Company began utilizing the SICAD II rate to remeasure its Venezuelan operations. As a result of the use of the historical U.S. dollar-cost basis of non-monetary assets, such as inventory, fourth-quarter 2014 operating profit was negatively impacted by approximately $1 million.

•	The Company recorded a net tax benefit of approximately $19 million, or $0.04 per diluted share, related to the previously disclosed Foreign Corrupt Practices Act (“FCPA”) settlements.

•
In an effort to better manage the Company’s future pension obligations, the Company offered former employees who are vested and participate in the U.S. pension plan a payment that would fully settle its pension plan obligation to those participants who elected to receive such payment. As a result, the Company recorded a settlement charge associated with these payments of approximately $8 million pre-tax, or $0.01 per diluted share.

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Fourth-Quarter 2014 Regional Highlights (compared with fourth-quarter 2013)

Latin America
$ in millions	Fourth-Quarter 2014		FY 2014
		% var. vs 4Q13		% var. vs FY13
Total revenue	$1,051.8	(15)%	$4,239.5	(12)%
C$ revenue**		10%		5%
Change in Active Representatives		(5)%		(4)%
Change in units sold		(6)%		(4)%
Operating profit	82.9	(23)%	279.8	(42)%
Adjusted operating profit	93.0	(22)%	443.6	(17)%
Operating margin	7.9%	(80) bps	6.6%	(330) bps
Adjusted operating margin	8.8%	(80) bps	10.5%	(60) bps
Change in C$ Adjusted operating margin		190 bps		10 bps

**In 2014, the Company’s Constant $ revenue growth and Constant $ operating profit growth were not impacted by the use of the SICAD II exchange rate for its Venezuela operations as the Company applied an exchange rate of 6.30 to current and prior periods for its Venezuela operations in order to determine Constant $ growth. If the Company were to use an exchange rate of 50 for its Venezuela operations for the three months and full year ended December 31, 2014, the region’s Constant $ revenue would have been an increase of 4% and 1%, respectively, from the prior-year period. As the Company updates its Constant $ rates on an annual basis, the Company currently intends to utilize a rate of approximately 50 in the Company’s Constant $ financial performance beginning with its 2015 results.

Fourth-Quarter 2014 Discussion

•
Fourth-quarter constant-dollar revenue growth was favorably impacted by approximately 2 points, due to the benefit of VAT credits in Brazil in fourth-quarter 2014. In addition, revenue benefited from higher average order, partially offset by a decrease in Active Representatives.

•
Brazil revenue was down 7%, but up 4% in constant dollars, favorably impacted by approximately 5 points due to the benefit of VAT credits. Active Representatives declined modestly. Brazil continues to be impacted by a challenging macroeconomic and competitive environment. Constant-dollar Beauty sales were relatively unchanged, and constant-dollar Fashion & Home sales decreased 8%.

•	Mexico revenue increased 1%, or 7% on a constant-dollar basis, primarily due to higher average order.

•
Venezuela revenue was down 80%, or up 62% in constant dollars, primarily due to higher average order, which benefited from the inflationary impact on pricing that was partially offset by a decrease in units sold. In addition, Active Representatives declined.

•
Adjusted operating margin was negatively impacted by foreign currency translation, primarily in Venezuela, and higher inventory obsolescence expense. These were partially offset by the benefit of VAT credits in Brazil and lower Representative and sales leader expense.

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Europe, Middle East & Africa
$ in millions	Fourth-Quarter 2014		FY 2014
		% var. vs 4Q13		% var. vs FY13
Total revenue	$772.9	(11)%	$2,705.8	(7)%
C$ revenue		5%		1%
Change in Active Representatives		1%		(1)%
Change in units sold		3%		—%
Operating profit	101.2	(22)%	300.9	(26)%
Adjusted operating profit	107.2	(21)%	324.1	(24)%
Operating margin	13.1%	(190) bps	11.1%	(290) bps
Adjusted operating margin	13.9%	(170) bps	12.0%	(260) bps
Change in C$ Adjusted operating margin		(170) bps		(240) bps

Fourth-Quarter 2014 Discussion

•
Fourth-quarter constant-dollar revenue increased due to higher average order and an increase in Active Representatives. Constant-dollar revenue was negatively impacted by approximately 1 point as a result of the closure of the France business.

•	In Russia, revenue was down 29%, but up 2% in constant dollars, primarily due to an increase in Active Representatives.

•	U.K. revenue was up 2%, or 4% in constant dollars, primarily due to higher average order, partially offset by a decrease in Active Representatives.

•	Turkey revenue was down 11%, or 2% in constant dollars, primarily due to a decrease in Active Representatives, partially offset by higher average order.

•	South Africa revenue was down 1%, but up 8% in constant dollars, primarily due to an increase in Active Representatives as well as higher average order.

•
The decrease in Adjusted operating margin was primarily due to the unfavorable impact of foreign exchange. This was partially offset by lower supply chain costs attributable to increased productivity, as well as lower inventory obsolescence expense.

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North America
$ in millions	Fourth-Quarter 2014		FY 2014
		% var. vs 4Q13		% var. vs FY13
Total revenue	$326.9	(12)%	$1,203.4	(17)%
C$ revenue		(11)%		(17)%
Change in Active Representatives		(16)%		(18)%
Change in units sold		(10)%		(22)%
Operating loss	(18.4)	*	(72.5)	(21)%
Adjusted operating loss	(2.1)	52%	(17.4)	63%
Operating margin	(5.6)%	(380) bps	(6.0)%	(190) bps
Adjusted operating margin	(0.6)%	60 bps	(1.4)%	190 bps
Change in C$ Adjusted operating margin		60 bps		180 bps

*Calculation not meaningful

Fourth-Quarter 2014 Discussion

•	Fourth-quarter constant-dollar revenue declined primarily due to a decrease in Active Representatives, partially offset by higher average order. In addition, units sold declined.

•	North America Beauty sales declined 10% on both a reported and constant-dollar basis. Fashion & Home sales declined 13%, or 12% in constant dollars.

•	Adjusted operating margin increased primarily due to cost reduction actions. These impacts were partially offset by the unfavorable impact of the revenue decline with respect to fixed expenses.

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Asia Pacific
$ in millions	Fourth-Quarter 2014		FY 2014
		% var. vs 4Q13		% var. vs FY13
Total revenue	$189.4	(2)%	$702.7	(7)%
C$ revenue		2%		(4)%
Change in Active Representatives		(5)%		(7)%
Change in units sold		(1)%		(2)%
Operating profit	5.3	*	20.9	*
Adjusted operating profit	11.7	*	30.2	(14)%
Operating margin	2.8%	270 bps	3.0%	460 bps
Adjusted operating margin	6.2%	410 bps	4.3%	(30) bps
Change in C$ Adjusted operating margin		440 bps		10 bps

* Calculation not meaningful

Fourth-Quarter 2014 Discussion

•	Fourth-quarter constant-dollar revenue increased due to higher average order, partially offset by a decrease in Active Representatives.

•	Revenue in the Philippines was up 2%, or 5% in constant dollars, primarily due to higher average order, partially offset by a decrease in Active Representatives.

•
Adjusted operating margin increased primarily due to lower inventory obsolescence costs, cost reduction actions and lower bad debt expense. These were partially offset by higher Representative and sales leader expense.

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Global Expenses
$ in millions	Fourth-Quarter 2014		FY 2014
		% var. vs 4Q13		% var. vs FY13
Total global expenses	$123.3	(67)%	$567.3	(31)%
Adjusted total global expenses	115.4	(25)%	485.0	(19)%
Allocated to segments	(122.2)	2%	(438.3)	—%
Adjusted net global expenses	(6.8)	*	46.7	(70)%
Net global expenses	1.1	*	129.0	(67)%

* Calculation not meaningful

Fourth-Quarter 2014 Discussion
Adjusted total global expenses decreased, primarily due to cost savings initiatives, including lower expenses related to the Service Model Transformation project.

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Full-Year 2014 Results (compared with full-year 2013)
For 2014, total revenue of $8.9 billion decreased 11%, or was relatively unchanged in constant dollars. Total units decreased 5%, and price/mix was up 5%. Active Representatives were down 5%, while average order increased 5%.
Beauty sales declined 12%, but were relatively unchanged in constant dollars. Fashion & Home sales declined 12%, or 2% in constant dollars.
Operating profit was $400 million, and operating margin was 4.5%. Adjusted operating profit was $734 million, and Adjusted operating margin was 8.3%, up 40 basis points from 2013. The impacts of foreign currency transaction costs and translation adjustments reduced Adjusted operating margin by approximately 220 basis points, and was partially offset by benefits from the Company’s cost savings initiatives.
Full-year effective tax rate from continuing operations was 334.4%, negatively impacted by the recognition of a non-cash income tax charge associated with the Company’s deferred tax assets in the fourth quarter. Full-year Adjusted effective tax rate was 39.9%, compared with 30.3% in 2013.
Full-year net loss from continuing operations was $385 million, or a loss of $0.88 per diluted share, compared with a net loss from continuing operations of $1 million, or a loss of $0.01 per diluted share in 2013. Adjusted net income from continuing operations was $331 million, or $0.75 per diluted share, compared with $451 million, or $1.02 per diluted share in 2013. Foreign currency transaction costs and translation adjustments reduced full-year Adjusted earnings per diluted share by approximately $0.53.
Cash flow from operations was $360 million for the twelve months ended December 31, 2014, $180 million lower than in the same period in 2013. Operating cash flow during 2014 was unfavorably impacted by lower cash-related earnings, including the negative impact of foreign currency transaction costs and translation adjustments, the $68 million fine paid in connection with the FCPA settlement with the U.S. Department of Justice and higher payments for employee incentive compensation. These unfavorable impacts were partially offset by a benefit from the timing of accounts payable, primarily for inventory purchases. In addition, operating cash flow was favorably impacted by comparing to the prior-year period, which included a payment of make-whole premiums of approximately $90 million in connection with the prepayment of debt. The overall net cash used in the twelve months ended December 31, 2014 was $147 million, compared with net cash used of $102 million for the same period in 2013. Subsequent to the year ended December 31, 2014, a payment of $67 million for disgorgement and prejudgment interest was made to the U.S. Securities and Exchange Commission in January 2015 in connection with the FCPA settlement.
Avon’s net debt (total debt less cash) as of December 31, 2014 was $1.6 billion, up $28 million from December 31, 2013. During the twelve months ended December 31, 2014, the Company reduced the overall debt balance by $120 million.

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Adjustments to Full-Year 2014 GAAP Results to Arrive at Adjusted Results
During 2014, the following items had an aggregate impact of $1.63 per diluted share on the financial results:

•
The Company recorded a non-cash income tax charge of approximately $405 million, or $0.92 per diluted share, primarily as a result of lower projected foreign source income available to realize the Company’s deferred tax assets. This was driven by the recent foreign currency devaluations, which have lowered our profits from foreign subsidiaries.

•
The Company recorded costs to implement restructuring within operating profit of approximately $114 million pre-tax, or $0.19 per diluted share, primarily related to the Company’s $400 Million Cost Savings Initiative.

•
During the first quarter of 2014, the Company began utilizing the SICAD II rate to remeasure its Venezuelan operations. The change to the SICAD II rate resulted in an approximate $137 million negative impact on operating profit, a $54 million charge in other expense, net and a benefit of $12 million in income taxes. These items had an aggregate negative impact of $0.41 per diluted share.

•
During 2014, the Company recorded an additional accrual of $46 million pre-tax, within operating profit, and a net tax benefit of approximately $19 million related to the previously disclosed FCPA settlements, or an aggregate net impact of $0.06 per diluted share.

•
In an effort to better manage the Company’s future pension obligations, the Company offered former employees who are vested and participate in the U.S. pension plan a payment that would fully settle its pension plan obligation to those participants who elected to receive such payment. As a result, the Company recorded a settlement charge associated with these payments of approximately $36 million pre-tax, or $0.05 per diluted share.

Full-Year 2015 Outlook
In 2015, the Company expects to continue to make progress against its strategic objectives. Constant-dollar revenue is expected to be up modestly; however, assuming January foreign currency spot rates, reported revenue is expected to decline due to an estimated 12 point negative impact from foreign currency translation. The Company also expects foreign currency transaction costs and translation adjustments to have a significant negative impact on Adjusted operating profit. The Company expects Constant-dollar Adjusted operating margin to be up modestly as it plans to offset most of the foreign currency transaction impact with price increases and further actions to reduce costs. However, due to foreign currency translation, the Company expects that Adjusted operating margin could be down as much as 1 point in reported dollars.
The potential impact from a pending tax law change on cosmetics in Brazil, called Industrial Production Tax (IPI), has not been factored into the Company’s outlook at this time. The Company is presently assessing ways to mitigate the potential impact.

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 63211789). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
Avon is the company that for more than 125 years has stood for beauty, innovation, optimism and, above all, for women. With nearly $9 billion in annual revenue, Avon products are sold through 6 million active independent Avon Sales Representatives worldwide. Avon products include color cosmetics, skincare, fragrance, and fashion and home, featuring such well-recognized brand names as Avon Color, ANEW, Avon Care, Skin-So-Soft, and Advance Techniques. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Brunswick Group
Adam Zerfass	Radina Russell/Claudia Gray
(212) 282-5320	(212) 333-3810

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Footnotes

[1] “Adjusted” items refer to financial results presented in accordance with U.S. GAAP that have been adjusted to exclude certain costs as described below, under “Non-GAAP Financial Measures.” We also refer to Adjusted financial measures as Constant $ items, which are Non-GAAP financial measures as described below under “Non-GAAP Financial Measures.”

² In the first quarter of 2014, we revised the definition of our "Change in Active Representatives" performance metric. The change from the previous definition is that we no longer divide the unique orders by the number of billing days. This update aligns our external performance metrics with how we internally monitor the performance of our business. The updated definition is as follows:
This metric is a measure of Representative activity based on the number of unique Representatives submitting at least one order in a sales campaign, totaled for all campaigns in the related period. To determine the change in Active Representatives, this calculation is compared to the same calculation in the corresponding period of the prior year. Orders in China are excluded from this metric as our business in China is predominantly retail. Liz Earle is also excluded from this calculation as they do not distribute through the direct-selling channel.
In addition, we have added a definition for our "Change in Average Order" performance metric, as follows:
This metric is a measure of Representative productivity. The calculation is the difference of the year-over-year change in revenue on a Constant $ basis and the change in Active Representatives. Change in Average Order may be impacted by a combination of factors such as inflation, units, product mix, and/or pricing.

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. We also refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Foreign currency impact is determined as the difference between actual growth rates and constant-currency growth rates.

We also present gross margin, selling, general and administrative expenses as a percentage of revenue, total and net global expenses, operating profit, operating margin, income from continuing operations, diluted earnings per share from continuing operations and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We refer to these Non-GAAP financial measures as "Adjusted." We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware

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of, on a period-to-period basis, the impacts of 1) costs to implement ("CTI") restructuring initiatives, 2) costs and charges related to the devaluations of Venezuelan currency in March 2014 and February 2013, combined with being designated as a highly inflationary economy, and a valuation allowance for deferred tax assets related to Venezuela ("Venezuelan special items"), 3) the $89 million accrual recorded in 2013 for the settlements related to the FCPA investigations and the additional $46 million accrual recorded in the first quarter of 2014 for the settlements related to the FCPA investigations, and the associated approximate $19 million net tax benefit recorded in the fourth quarter of 2014 ("FCPA accrual"), 4) the settlement charges associated with the U.S. pension plan ("Pension settlement charge"), 5) the goodwill and intangible asset impairment charges and a valuation allowance for deferred tax assets related to the China business, as well as the capitalized software impairment charge related to our Service Model Transformation ("SMT") project ("Asset impairment and other charges"), 6) costs and charges related to the extinguishment of debt ("Loss on extinguishment of debt"), and 7) the non-cash income tax charge associated with the Company’s deferred tax assets recorded in 2014 ("Special tax items"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The Venezuelan special items include the impact on the Consolidated Statements of Income in 2014 and 2013 caused by the devaluations of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventories. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical U.S. dollar cost of the assets at the previous exchange rate and the revised exchange rate. In 2014, the Venezuelan special items also include an adjustment of $116 million to reflect certain non-monetary assets at their net realizable value. In 2013, the devaluation was as a result of the change in the official exchange rate, which moved from 4.30 to 6.30, and in 2014, the devaluation was caused as a result of moving from the official exchange rate of 6.30 to the SICAD II exchange rate of approximately 50. The Venezuelan special items also include the impact on the Consolidated Statements of Income caused by a valuation allowance for deferred tax assets related to Venezuela recorded in the fourth quarter of 2013.

The Pension settlement charge includes the impact on the Consolidated Statements of Income in the second, third and fourth quarters of 2014 associated with the payments made to former employees who are vested and participate in the U.S. pension plan. Such payments fully settle the Company’s pension plan obligation to those participants who elected to receive such payment.

The Asset impairment and other charges include the impact on the Consolidated Statements of Income caused by the goodwill and intangible asset impairment charges and a valuation allowance for deferred tax assets related to the China business in the third quarter of 2013. The Asset impairment and other charges also include the impact on the Consolidated Statements of Income caused by the capitalized software impairment charge related to the Service Model Transformation project in the fourth quarter of 2013.

The Loss on extinguishment of debt includes the impact on the Consolidated Statements of Income in the first quarter of 2013 caused by the make-whole premium and the write-off of debt issuance costs associated with the prepayment of the Company’s private notes, as well as the write-off of debt issuance costs associated with the early repayment of $380 million of the outstanding principal amount of the Company’s term loan agreement. The Loss on extinguishment of debt also includes the impact on the Consolidated Statements of

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Income in the second quarter of 2013 caused by the make-whole premium and the write-off of debt issuance costs and discounts, partially offset by a deferred gain associated with the January 2013 interest-rate swap agreement termination, associated with the prepayment of the Company’s 2014 notes.

The Special tax items include the impact during 2014 on the provision for income taxes in the Consolidated Statements of Income due to a non-cash income tax charge primarily associated with a valuation allowance to reduce the Company’s U.S. deferred tax assets to an amount that is "more likely than not" to be realized. This valuation allowance was primarily due to the strengthening of the U.S. dollar against currencies of some of the Company’s key markets and, to a lesser extent, the finalization of the FCPA settlements.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "could," "expect," "may," "plan," "will," "would" and similar expressions, or the negative of those expressions, may identify forward-looking statements. They include, among other things, statements regarding our anticipated or expected results, future financial performance, various strategies and initiatives (including our stabilization strategies, cost savings initiatives, restructuring and other initiatives and related actions), costs and cost savings, competitive advantages, impairments, the impact of foreign currency devaluations and other laws and regulations, government investigations, internal investigations and compliance reviews, results of litigation, contingencies, taxes and tax rates, potential alliances, acquisitions or divestitures, liquidity, cash flow, uses of cash and financing, hedging and risk management strategies, pension, postretirement and incentive compensation plans, supply chain and the legal status of our Representatives. Such forward-looking statements are based on management's reasonable current assumptions, expectations, plans and forecasts regarding the Company's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

•
our ability to improve our financial and operational performance and execute fully our global business strategy, including our ability to implement the key initiatives of, and/or realize the projected benefits (in the amounts and time schedules we expect) from, our stabilization strategies, cost savings initiatives, restructuring and other initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies including e-commerce, marketing and advertising strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies, and any plans to invest these projected benefits ahead of future growth;

•	the possibility of business disruption in connection with our stabilization strategies, cost savings initiatives, or restructuring and other initiatives;

•
our ability to reverse declining revenue, margins and net income, particularly in North America, and to achieve profitable growth, particularly in our largest markets, such as Brazil, and developing and emerging markets, such as Mexico and Russia;

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•
our ability to improve working capital and effectively manage doubtful accounts and inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•
our ability to reverse declines in Active Representatives, to enhance our sales Leadership programs, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance branding and the Representative and consumer experience and increase Representative productivity through field activation programs and technology tools and enablers, to invest in the direct-selling channel, to offer a more social selling experience, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•
general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio, such as in Russia and Ukraine, and any potential sanctions, restrictions or responses to such conditions imposed by other markets in which we operate;

•
the effect of economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy and the devaluation of its currency, the availability of various foreign exchange systems including limited access to SICAD II or the introduction of new exchange systems in Venezuela, foreign exchange restrictions, particularly foreign currency restrictions in Venezuela and Argentina, and the potential effect of such factors on our business, results of operations and financial condition;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the investigations and compliance reviews of Foreign Corrupt Practices Act ("FCPA") and related United States ("U.S.") and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation, including the retention of a compliance monitor as required by the deferred prosecution agreement with the U.S. Department of Justice and a consent to settlement with the U.S. Securities and Exchange Commission, any changes in Company policy or procedure suggested by the compliance monitor or undertaken by the Company, the duration of the compliance monitor and whether and when the Company will be permitted to undertake self-reporting, the Company’s compliance with the deferred prosecution agreement and whether and when the charges against the Company are dismissed with prejudice;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us in the U.S. and abroad, our operations or our Representatives, including foreign exchange, pricing, data privacy or other restrictions, the adoption, interpretation and enforcement of foreign laws, including in jurisdictions such as Brazil, Russia, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in Venezuela;

•
the impact of changes in tax rates on the value of our deferred tax assets, and declining earnings, including the amount of any domestic source loss and the amount, type, jurisdiction and timing of any foreign source income (which may be impacted by foreign currency movements), on our ability to realize foreign tax credits in the U.S.;

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•	competitive uncertainties in our markets, including competition from companies in the consumer packaged goods industry, some of which are larger than we are and have greater resources;

•
the impact of the adverse effect of volatile energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to attract and retain key personnel;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•
key information technology systems, process or site outages and disruptions, and any cyber security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of Representative, customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident which could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations, and related costs to address such malicious intentional acts and to implement adequate preventative measures against cyber security breaches;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the impact of any significant restructuring charges or significant legal or regulatory settlements on our ability to comply with certain covenants in our debt instruments;

•	any changes to our credit ratings and the impact of such changes on our financing costs, rates, terms, debt service obligations, access to lending sources and working capital needs;

•	the impact of our indebtedness, our access to cash and financing, and our ability to secure financing or financing at attractive rates;

•
the impact of possible pension funding obligations, increased pension expense and any changes in pension standards and regulations or interpretations thereof on our cash flow and results of operations;

•
our ability to successfully identify new business opportunities, strategic alliances and strategic alternatives and identify and analyze alliance and acquisition candidates, secure financing on favorable terms and negotiate and consummate alliances and acquisitions, as well as to successfully integrate or manage any acquired business;

•	disruption in our supply chain or manufacturing and distribution operations;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to protect our intellectual property rights; and

Page | 16

•	the risk of an adverse outcome in any material pending and future litigation or with respect to the legal status of Representatives.
Additional information identifying such factors is contained in Item 1A of our 2013 Form 10-K, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, and other reports and documents we file with the SEC. We undertake no obligation to update any such forward-looking statements.

Page | 17

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	December 31			December 31
	2014	2013		2014	2013
Net sales	$2,275.4	$2,625.2	(13)%	$8,615.9	$9,764.4	(12)%
Other revenue	65.6	42.0		235.5	190.6
Total revenue	2,341.0	2,667.2	(12)%	8,851.4	9,955.0	(11)%
Cost of sales	919.3	1,040.0		3,499.3	3,772.5
Selling, general and administrative expenses	1,251.8	1,644.0		4,952.0	5,713.2
Impairment of goodwill and intangible asset	—	—		—	42.1
Operating profit (loss)	169.9	(17.2)	*	400.1	427.2	(6)%
Interest expense	27.4	29.8		111.1	120.6
Loss on extinguishment of debt	—	—		—	86.0
Interest income	(3.4)	(17.7)		(14.8)	(25.9)
Other expense, net	50.8	14.3		139.6	83.9
Total other expenses	74.8	26.4		235.9	264.6
Income (loss) from continuing operations, before taxes	95.1	(43.6)	*	164.2	162.6	1%
Income taxes	(424.7)	(24.1)		(549.1)	(163.6)
Loss from continuing operations, net of tax	(329.6)	(67.7)	*	(384.9)	(1.0)	*
Loss from discontinued operations, net of tax	—	—		—	(50.9)
Net loss	(329.6)	(67.7)		(384.9)	(51.9)
Net income attributable to noncontrolling interests	(1.1)	(1.4)		(3.7)	(4.5)
Net loss attributable to Avon	$(330.7)	$(69.1)	*	$(388.6)	$(56.4)	*
Loss per share:(1)
Basic
Basic EPS from continuing operations	$(0.75)	$(0.16)	*	$(0.88)	$(0.01)	*
Basic EPS from discontinued operations	—	—		—	(0.12)
Basic EPS attributable to Avon	(0.75)	(0.16)	*	(0.88)	(0.13)	*
Diluted
Diluted EPS from continuing operations	$(0.75)	$(0.16)	*	$(0.88)	$(0.01)	*
Diluted EPS from discontinued operations	—	—		—	(0.12)
Diluted EPS attributable to Avon	(0.75)	(0.16)	*	(0.88)	(0.13)	*

Weighted-average shares outstanding:
Basic	434.7	433.6		434.5	433.4
Diluted	434.7	433.6		434.5	433.4

* Calculation not meaningful

 (1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities. Net loss allocable to common shares used in the basic and diluted loss per share calculation were ($327.6) and ($68.5) for the three months ended December 31, 2014 and 2013, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation were ($383.9) and ($55.9) for the twelve months ended December 31, 2014 and 2013, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31	December 31
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$960.5	$1,107.9
Accounts receivable, net	563.5	676.3
Inventories	822.2	967.7
Prepaid expenses and other	618.3	689.3
Total current assets	2,964.5	3,441.2
Property, plant and equipment, at cost	2,292.6	2,484.5
Less accumulated depreciation	(1,061.6)	(1,091.2)
Property, plant and equipment, net	1,231.0	1,393.3
Goodwill	249.3	282.5
Other assets	1,052.0	1,375.3
Total assets	$5,496.8	$6,492.3
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$137.1	$188.0
Accounts payable	895.4	896.5
Accrued compensation	210.5	271.2
Other accrued liabilities	598.8	652.6
Sales and taxes other than income	168.6	186.8
Income taxes	36.8	45.4
Total current liabilities	2,047.2	2,240.5
Long-term debt	2,463.9	2,532.7
Employee benefit plans	501.8	398.0
Long-term income taxes	77.8	53.3
Other liabilities	100.8	140.3
Total liabilities	5,191.5	5,364.8
Shareholders’ Equity
Common stock	187.6	189.4
Additional paid-in-capital	2,207.9	2,175.6
Retained earnings	3,702.9	4,196.7
Accumulated other comprehensive loss	(1,217.6)	(870.4)
Treasury stock, at cost	(4,591.0)	(4,581.2)
Total Avon shareholders’ equity	289.8	1,110.1
Noncontrolling interests	15.5	17.4
Total shareholders’ equity	305.3	1,127.5
Total liabilities and shareholders’ equity	$5,496.8	$6,492.3

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended
	December 31
	2014	2013
Cash Flows from Operating Activities
Net loss	$(384.9)	$(51.9)
Loss from discontinued operations, net of tax	—	50.9
Loss from continuing operations, net of tax	(384.9)	(1.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	192.6	224.6
Provision for doubtful accounts	192.5	239.3
Provision for obsolescence	100.9	117.1
Share-based compensation	38.9	43.3
Deferred income taxes	244.5	(128.6)
Charge for Venezuelan monetary assets and liabilities	53.7	34.1
Charge for Venezuelan non-monetary assets to net realizable value	115.7	—
Impairment of goodwill, intangible assets and SMT capitalized software	—	159.3
Other	112.6	54.5
Changes in assets and liabilities:
Accounts receivable	(182.6)	(235.3)
Inventories	(155.4)	(87.4)
Prepaid expenses and other	(61.6)	77.7
Accounts payable and accrued liabilities	125.0	140.1
Income and other taxes	47.9	3.4
Noncurrent assets and liabilities	(80.0)	(101.5)
Net cash provided by operating activities of continuing operations	359.8	539.6
Cash Flows from Investing Activities
Capital expenditures	(131.1)	(197.3)
Disposal of assets	15.9	37.8
Purchases of investments	(26.8)	14.3
Proceeds from sale of investments	36.9	(28.2)
Net cash used by investing activities of continuing operations	(105.1)	(173.4)
Cash Flows from Financing Activities
Cash dividends	(110.2)	(106.8)
Debt, net (maturities of three months or less)	(28.8)	(1.2)
Proceeds from debt	70.0	1,488.2
Repayment of debt	(140.2)	(1,942.7)
Interest rate swap termination	—	88.1
Net proceeds from exercise of stock options	0.2	15.9
Repurchase of common stock	(9.8)	(9.4)
Net cash used by financing activities of continuing operations	(218.8)	(467.9)
Net cash used by operating activities of discontinued operations	—	(4.0)
Net cash provided by investing activities of discontinued operations	—	84.8
Net cash provided by discontinued operations	—	80.8
Effect of exchange rate changes on cash and equivalents	(183.3)	(80.8)
Net decrease in cash and equivalents	(147.4)	(101.7)
Cash and equivalents at beginning of year (1)	1,107.9	1,209.6
Cash and equivalents at end of year	$960.5	$1,107.9

(1) Includes cash and cash equivalents of discontinued operations of $2.7 at January 1, 2013.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED DECEMBER 31, 2014

REGIONAL RESULTS
	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs 4Q13	% var. vs 4Q13	% var. vs 4Q13	% var. vs 4Q13	% var. vs 4Q13	% var. vs 4Q13
Latin America	$1,051.8	(15)%	10%	(6)%	16%	(5)%	15%
Europe, Middle East & Africa	772.9	(11)	5	3	2	1	4
North America	326.9	(12)	(11)	(10)	(1)	(16)	5
Asia Pacific	189.4	(2)	2	(1)	3	(5)	7
Total from operations	2,341.0	(12)	5	(3)	8	(4)	9
Global and other	—	—	—	—	—	—	—
Total	$2,341.0	(12)%	5%	(3)%	8%	(4)%	9%

	2014 GAAP Operating Profit (Loss) US$	% var. vs 4Q13	2014 GAAP Operating Margin US$	2014 Adjusted Operating Profit (Loss)US$ (2)	2013 Adjusted Operating Profit (Loss) US$ (2)	2014 Adjusted Operating Margin (2)	2013 Adjusted Operating Margin (2)
Latin America	$82.9	(23)%	7.9%	$93.0	$118.8	8.8%	9.6%
Europe, Middle East & Africa	101.2	(22)	13.1	107.2	135.0	13.9	15.6
North America	(18.4)	*	(5.6)	(2.1)	(4.4)	(0.6)	(1.2)
Asia Pacific	5.3	*	2.8	11.7	4.0	6.2	2.1
Total from operations	171.0	(26)	7.3	209.8	253.4	9.0	9.5
Global and other	(1.1)	*	—	6.8	(34.1)	—	—
Total	$169.9	*	7.5%	$216.6	$219.3	9.3%	8.2%

CATEGORY SALES (US$)

	Consolidated
	Three months ended December 31		US$	C$
	2014	2013	% var. vs 4Q13	% var. vs 4Q13
Beauty:
Skincare	$642.4	$737.8	(13)%	5%
Fragrance	596.6	681.5	(12)	7
Color	391.7	468.2	(16)	2
Total Beauty	1,630.7	1,887.5	(14)	5
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	372.4	441.2	(16)	(5)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	272.3	296.5	(8)	10
Total Fashion & Home	644.7	737.7	(13)	1
Net sales	2,275.4	2,625.2	(13)	4
Other revenue	65.6	42.0	56	65
Total revenue	$2,341.0	$2,667.2	(12)	5

* Calculation not meaningful
(1) Excludes China. In the first quarter of 2014, we revised the definition of our "Change in Active Representatives" performance metric. The change from the previous definition is that we no longer divide the unique orders by the number of billing days.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to related GAAP financial measure in the following supplemental schedules.

Page | 21

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

TWELVE MONTHS ENDED DECEMBER 31, 2014

REGIONAL RESULTS
	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs FY13	% var. vs FY13	% var. vs FY13	% var. vs FY13	% var. vs FY13	% var. vs FY13
Latin America	$4,239.5	(12)%	5%	(4)%	9%	(4)%	9%
Europe, Middle East & Africa	2,705.8	(7)	1	—	1	(1)	2
North America	1,203.8	(17)	(17)	(22)	5	(18)	1
Asia Pacific	702.7	(7)	(4)	(2)	(2)	(7)	3
Total from operations	8,851.4	(11)	—	(5)	5	(5)	5
Global and other	—	—	—	—	—	—	—
Total	$8,851.4	(11)%	—%	(5)%	5%	(5)%	5%

	2014 GAAP Operating Profit (Loss)US$	% var. vs FY13	2014 GAAP Operating Margin US$	2014 Adjusted Operating Profit (Loss)US$ (2)	2013 Adjusted Operating Profit (Loss) US$ (2)	2014 Adjusted Operating Margin (2)	2013 Adjusted Operating Margin (2)
Latin America	$279.8	(42)%	6.6%	$443.6	$536.6	10.5%	11.1%
Europe, Middle East & Africa	300.9	(26)	11.1	324.1	414.4	12.0	14.6
North America	(72.5)	(21)	(6.0)	(17.4)	(47.6)	(1.4)	(3.3)
Asia Pacific	20.9	*	3.0	30.2	35.0	4.3	4.6
Total from operations	529.1	(35)	6.0	780.5	948.4	8.8	9.5
Global and other	(129.0)	67	—	(46.7)	(157.4)	—	—
Total	$400.1	(6)%	4.5%	$733.8	$791.0	8.3%	7.9%

CATEGORY SALES (US$)

	Consolidated
	Twelve months ended December 31		US$	C$
	2014	2013	% var. vs FY13	% var. vs FY13
Beauty:
Skincare	$2,588.5	$2,924.6	(11)%	(1)%
Fragrance	2,121.0	2,380.9	(11)	3
Color	1,559.6	1,797.7	(13)	(2)
Total Beauty	6,269.1	7,103.2	(12)	—
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	1,407.6	1,623.5	(13)	(6)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	939.2	1,037.7	(9)	4
Total Fashion & Home	2,346.8	2,661.2	(12)	(2)
Net sales	8,615.9	9,764.4	(12)	(1)
Other revenue	235.5	190.6	24	27
Total revenue	$8,851.4	$9,955.0	(11)	—

* Calculation not meaningful
(1) Excludes China. In the first quarter of 2014, we revised the definition of our "Change in Active Representatives" performance metric. The change from the previous definition is that we no longer divide the unique orders by the number of billing days.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to related GAAP financial measure in the following supplemental schedules.

Page | 22

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED DECEMBER 31, 2014
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Pension settlement charge	Special tax items	Adjusted (Non-GAAP)
Cost of sales	$919.3	$—	$1.4	$—	$—	$—	$918.0
Selling, general and administrative expenses	1,251.8	37.8	—	—	7.5	—	1,206.4
Operating profit	169.9	37.8	1.4	—	7.5	—	216.6
Income from continuing operations, before taxes	95.1	37.8	1.4	—	7.5	—	141.8
Income taxes	(424.7)	(11.8)	—	(18.5)	(2.7)	404.9	(52.7)
(Loss) income from continuing operations, net of tax	$(329.6)	$26.0	$1.4	$(18.5)	$4.8	$404.9	$89.2

Diluted EPS from continuing operations	$(0.75)	$0.06	$—	$(0.04)	$0.01	$0.92	$0.20

Gross margin	60.7%	—	0.1		—		60.8%
SG&A as a % of revenues	53.5%	(1.6)	—		(0.3)		51.5%
Operating margin	7.3%	1.6	0.1		0.3		9.3%
Effective tax rate	446.6%						37.2%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$82.9	$8.7	$1.4		$—		$93.0
Europe, Middle East & Africa	101.2	6.0	—		—		107.2
North America	(18.4)	10.8	—		5.5		(2.1)
Asia Pacific	5.3	6.4	—		—		11.7
Global and other	(1.1)	5.9	—		2.0		6.8
Total	$169.9	$37.8	$1.4		$7.5		$216.6

SEGMENT OPERATING MARGIN
Latin America	7.9%	0.8	0.1		—		8.8%
Europe, Middle East & Africa	13.1%	0.8	—		—		13.9%
North America	(5.6)%	3.3	—		1.7		(0.6)%
Asia Pacific	2.8%	3.4	—		—		6.2%
Global and other	—%	—	—		—		—%
Total	7.3%	1.6	0.1		0.3		9.3%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 23

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	TWELVE MONTHS ENDED DECEMBER 31, 2014
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA Accrual	Pension settlement charge	Special tax items	Adjusted (Non-GAAP)
Cost of sales	$3,499.3	$—	$121.1	$—	$—	$—	$3,378.2
Selling, general and administrative expenses	4,952.0	114.2	16.0	46.0	36.4	—	4,739.4
Operating profit	400.1	114.2	137.1	46.0	36.4	—	733.8
Income from continuing operations, before taxes	164.2	114.2	190.8	46.0	36.4	—	551.6
Income taxes	(549.1)	(32.6)	(11.9)	(18.5)	(13.1)	404.9	(220.2)
(Loss) income from continuing operations, net of tax	$(384.9)	$81.6	$178.9	$27.5	$23.3	$404.9	$331.4

Diluted EPS from continuing operations	$(0.88)	$0.19	$0.41	$0.06	$0.05	$0.92	$0.75

Gross margin	60.5%	—	1.4	—	—		61.8%
SG&A as a % of revenues	55.9%	(1.3)	(0.2)	(0.5)	(0.4)		53.5%
Operating margin	4.5%	1.3	1.5	0.5	0.4		8.3%
Effective tax rate	334.4%						39.9%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$279.8	$26.7	$137.1	$—	$—		$443.6
Europe, Middle East & Africa	300.9	23.2	—	—	—		324.1
North America	(72.5)	28.2	—	—	26.9		(17.4)
Asia Pacific	20.9	9.3	—	—	—		30.2
Global and other	(129.0)	26.8	—	46.0	9.5		(46.7)
Total	$400.1	$114.2	$137.1	$46.0	$36.4		$733.8

SEGMENT OPERATING MARGIN
Latin America	6.6%	0.6	3.2	—	—		10.5%
Europe, Middle East & Africa	11.1%	0.9	—	—	—		12.0%
North America	(6.0)%	2.3	—	—	2.2		(1.4)%
Asia Pacific	3.0%	1.3	—	—	—		4.3%
Global and other	—%	—	—	—	—		—%
Total	4.5%	1.3	1.5	0.5	0.4		8.3%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 24

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED DECEMBER 31, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Asset impairment and other charges	Adjusted (Non-GAAP)
Cost of sales	$1,040.0	$—	$4.9	$—	$—	$1,035.1
Selling, general and administrative expenses	1,644.4	37.4	—	77.0	117.2	1,412.8
Operating (loss) profit	(17.2)	37.4	4.9	77.0	117.2	219.3
(Loss) income from continuing operations, before taxes	(43.6)	37.4	4.9	77.0	117.2	193.0
Income taxes	(24.1)	(16.2)	41.8	—	(43.1)	(41.6)
(Loss) income from continuing operations, net of tax	$(67.7)	$21.2	$46.7	$77.0	$74.1	$151.4

Diluted EPS from continuing operations	$(0.16)	$0.05	$0.11	$0.18	$0.17	$0.14

Gross margin	61.0%	—	0.2	—	—	61.2%
SG&A as a % of revenues	61.7%	(1.4)	—	(2.9)	(4.4)	53.0%
Operating margin	(0.6)%	1.4	0.2	2.9	4.4	8.2%
Effective tax rate	55.5%					21.6%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$107.7	$6.2	$4.9	$—	$—	118.8
Europe, Middle East & Africa	129.8	5.2	—	—	—	135.0
North America	(6.6)	2.2	—	—	—	(4.4)
Asia Pacific	0.1	3.9	—	—	—	4.0
Global and other	(248.2)	19.9	—	77.0	117.2	(34.1)
Total	$(17.2)	$37.4	$4.9	$77.0	$117.2	$219.3

SEGMENT OPERATING MARGIN
Latin America	8.7%	0.5	0.4	—	—	9.6%
Europe, Middle East & Africa	15.0%	0.6	—	—	—	15.6%
North America	(1.8)%	0.6	—	—	—	(1.2)%
Asia Pacific	0.1%	2.0	—	—	—	2.1%
Global and other	—%	—	—	—	—	—%
Total	(0.6)%	1.4	0.2	2.9	4.4	8.2%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 25

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	TWELVE MONTHS ENDED DECEMBER 31, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Asset impairment and other charges	Loss on extinguishment of debt	Adjusted (Non-GAAP)
Cost of sales	$3,772.5	$(0.9)	$44.6	$—	$—	$—	$3,728.8
Selling, general and administrative expenses	5,713.2	66.8	5.0	89.0	117.2	—	5,435.2
Impairment of goodwill and intangible asset	42.1	—	—	—	42.1	—	—
Operating profit	427.2	65.9	49.6	89.0	159.3	—	791.0
Income from continuing operations, before taxes	162.6	65.9	83.7	89.0	159.3	86.0	646.5
Income taxes	(163.6)	(24.5)	58.4	—	(34.8)	(31.6)	(196.0)
(Loss) income from continuing operations, net of tax	$(1.0)	$41.4	$142.1	$89.0	$124.5	$54.4	$450.5

Diluted EPS from continuing operations	$(0.01)	$0.09	$0.32	$0.20	$0.28	$0.12	$1.02

Gross margin	62.1%	—	0.4	—	—		62.5%
SG&A as a % of revenues	57.4%	(0.7)	(0.1)	(0.9)	(1.2)		54.6%
Operating margin	4.3%	0.7	0.5	0.9	1.6		7.9%
Effective tax rate	100.6%						30.3%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$478.6	$8.4	$49.6	$—	$—		$536.6
Europe, Middle East & Africa	406.7	17.7	—	—	—		424.4
North America	(60.1)	12.5	—	—	—		(47.6)
Asia Pacific	(12.1)	5.0	—	—	42.1		35.0
Global and other	(385.9)	22.3	—	89.0	117.2		(157.4)
Total	$427.2	$65.9	$49.6	$89.0	$159.3		$791.0

SEGMENT OPERATING MARGIN
Latin America	9.9%	0.2	1.0	—	—		11.1%
Europe, Middle East & Africa	14.0%	0.6	—	—	—		14.6%
North America	(4.1)%	0.9	—	—	—		(3.3)%
Asia Pacific	(1.6)%	0.7	—	—	5.6		4.6%
Global and other	—%	—	—	—	—		—%
Total	4.3%	0.7	0.5	0.9	1.6		7.9%
Amounts in the table above may not necessarily sum because the computations are made independently.

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